Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258775

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated August 23, 2021)

PROSPECTUS FOR

155,874,248 SHARES OF COMMON STOCK

3,150,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

AND

3,150,000 SHARES OF COMMON STOCK UNDERLYING WARRANTS

OF MARKFORGED HOLDING CORPORATION

This prospectus supplement no. 6 (this “prospectus supplement”) amends and supplements the prospectus dated August 23, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-258775). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock and warrants are listed on the New York Stock Exchange under the symbols “MKFG” and “MKFG WS”, respectively. On January 11, 2022, the closing price of our common stock was $5.32 per share and the closing price of our warrants was $0.88 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 15 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2022

Markforged Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39453	98-1545859
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)

(866) 496-1805

Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Common Stock, $0.0001 par value per share	MKFG	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock, $0.0001 par value	MKFG.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2022, David Benhaim informed the Board of Directors (the “Board”) of Markforged Holding Corporation (the “Company”) of his intent to step down from his position as Chief Technology Officer of the Company. Pursuant to the Transition Agreement by and between the Company and Mr. Benhaim, dated as of January 10, 2022 (the “Transition Agreement”), Mr. Benhaim will resign as Chief Technology Officer effective as of January 12, 2022 and will continue to serve the Company in an advisory role until July 8, 2022 (the “Transition Period”). During the Transition Period, Mr. Benhaim will continue to receive his current base salary and employment benefits. The foregoing description of the Transition Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Transition Agreement, a copy of which the Company expects to file with its Annual Report on Form 10-K for the fiscal year ending December 31, 2021, and upon filing will be incorporated herein by reference.

Item 7.01.	Other Events.

On January 12, 2022, the Company issued a press release announcing Mr. Benhaim’s resignation. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference. Neither Exhibit 99.1 nor any information contained therein shall be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall either Exhibit 99.1 or any information therein be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit

No.	Description

99.1	Press release issued by Markforged Holding Corporation on January 12, 2022, furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARKFORGED HOLDING CORPORATION

Date: January 12, 2022	By:	/s/ Stephen Karp
Stephen Karp
General Counsel